WEINBERG & COMPANY, P.A.
--------------------------
CERTIFIED PUBLIC ACCOUNTANTS





  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of Directors of:
Canistel Acquisition Corporation (the "Company")

We consent to the inclusion in the Company's September 12th, 2008 amendment to the Registration Statement on Form 10, of our report dated May 22, 2008, relating to the financial statements of Canistel Acquisition Corporation as of December 31, 2007 and 2006 and for the year ended December 31, 2007 and for the periods from September 13, 2006 (inception) through December 31, 2007 and 2006, which appear in the Canistel Acquisition Corporation Report on Form 10 for the year ended December 31, 2007, filed with the Securities and Exchange Commission on May 23, 2008.


WEINBERG & COMPANY, P.A.
Certified Public Accountants


Boca Raton, Florida
September 12, 2008